Exhibit 10.10

MERIDIAN BIOSCIENCE, INC.

2004 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

TIME-BASED

Summary of Restricted Stock Unit Award Grant

Meridian Bioscience, Inc., an Ohio corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the Meridian Bioscience, Inc. 2004 Equity Compensation Plan, as Amended and Restated through January 22, 2008 (the “Plan”) and this Restricted Stock Unit Award Agreement (the “Agreement”), the following number of units of Restricted Stock of the Company (the “Restricted Units”), on the Grant Date set forth below:

Name of Grantee:

Number of Units:

Grant Date:	11/09/2011

Vesting Date:	11/09/2015

Terms of Agreement

1. Grant of Restricted Stock Units Awards. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Grant Date, the total number of Restricted Units set forth above. The Restricted Units shall be credited in a book entry account established for the Grantee until payment in accordance with Section 4 hereof.

2. Vesting of Restricted Units.

(a) This grant of Restricted Units shall vest in full upon the Vesting Date above. Prior to the Vesting Date, no portion of the award is vested, except as otherwise provided in Section 2(b) or (c).

(b) Notwithstanding Section 2(a), all of the Restricted Units shall vest in accordance with the terms and conditions of the Plan if, during the period from the Grant Date through to the Vesting Date (the “Vesting Period”), (i) the Grantee dies while in the employ of the Company or any Subsidiary; (ii) the Grantee satisfies the requirements for Retirement (other than the requirement that the Grantee terminate employment with the Company and its Subsidiaries); (iii) the Grantee has a Disability; or (iv) there is an event described in Sections 4.3 or 4.4 of the Plan.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Committee may, in its sole discretion, accelerate the time at which the Restricted Units become vested and nonforfeitable on such terms and conditions as it deems appropriate in accordance with the terms and conditions of the Plan, provided such acceleration does not result in an impermissible acceleration of payments under Section 409A of the Code.

3. Forfeiture of Restricted Units. The Restricted Units that have not yet vested pursuant to Section 2 shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company or a Subsidiary other than as provided in Section 2(b) or (c).

4. Payment.

(a) The Company shall deliver to the Grantee one share of its common stock for each vested Restricted Unit within thirty (30) days following the earlier of:

(i) the Vesting Date;

(ii) the date of the Grantee’s death;

(iii) the date of the Grantee’s Disability, provided such Disability also constitutes a “disability” within the meaning of Section 409A of the Code with respect to a Grantee whose Restricted Units are subject to Section 409A of the Code;

(iv) the date of Grantee’s termination of employment with the Company and its Subsidiaries as a result of Retirement or an event described in Section 4.4 of the Plan, provided such termination of employment also constitutes a “separation from service” within the meaning of Section 409A of the Code with respect to a Grantee whose Restricted Units are subject to Section 409A of the Code; or

(v) the date of an event described in Section 4.3 of the Plan, provided such event also constitutes a “change in control event” within the meaning of Section 409A of the Code with respect to a Grantee whose Restricted Units are subject to Section 409A of the Code.

Notwithstanding the above, if the Grantee is a “specified employee” within the meaning of Section 409A of the Code on the date of the Grantee’s separation from service and the Grantee’s Restricted Units are subject to Section 409A of the Code, then payment under (iv) above shall be made on the first day of the seventh month following the Grantee’s separation from service, or, if earlier, the date of the Grantee’s death.

(b) The Company’s obligations with respect to the Restricted Units shall be satisfied in full upon the delivery of its common stock pursuant to Section 4(a) herein.

5. Transferability. The Restricted Units may not be transferred and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge, until all restrictions are removed or have expired, unless otherwise provided under the Plan. Any purported Transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Units.

6. Voting and Other Rights. The Grantee will not have any rights of a shareholder of the Company with respect to the Restricted Units until the delivery of the underlying common shares. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver common shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7. Dividend Equivalent Payment Rights. The Grantee shall possess dividend equivalent payment rights with respect to the Restricted Units granted pursuant to this Agreement as of the Grant Date. Any dividend equivalent payment on the Restricted Units shall be based on the number of Restricted Units credited to the Grantee as of the dividend record date and such credited dividend equivalent payment amount shall be paid in accordance with quarterly dividend declarations by the Board of Directors on the Company’s common stock.

8. Continuous Employment. Unless otherwise specified by the Plan, for purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries or a leave of absence approved by the Committee.

9. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

10. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

11. Taxes and Withholding. To the extent that the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other tax in connection with the Restricted Units or dividend equivalent payments thereon pursuant to this Agreement, it shall be a condition to earning the award that the Grantee make arrangements satisfactory to the Company or such Subsidiary for payment of such taxes required to be withheld. With respect to payments under Section 4 herein, the Committee may, in its sole discretion, require the Grantee to satisfy such required withholding obligation by surrendering to the Company a portion of the common shares earned by the Grantee hereunder, and the common shares so surrendered by the Grantee shall be credited against any such withholding obligation at the Fair Market Value of such common shares on the date of surrender. In no event shall the Fair Market Value of the common shares to be surrendered pursuant to this section to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact.

12. Adjustments. The number and kind of Shares deliverable pursuant to a Restricted Stock Unit Award are subject to adjustment as provided in Section 4.2 of the Plan.

13. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Units or shares of its common stock that may be delivered pursuant to Section 4 herein; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any Restricted Units or shares of its common stock pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

14. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may provided in the Plan.

15. Section 409A of the Code. It is intended that the Restricted Units shall be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The terms of this Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the Restricted Shares shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Grantee to the additional tax imposed under Section 409A of the Code.

16. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern except with respect to Section 2(a) of this Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Units.

18. Successors and Assigns. Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

19. No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the acquisition or sale of the underlying securities. The Grantee is hereby advised to consult with the Grantee’s personal tax, legal or financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.

(a) The interpretation, performance, and enforcement of this Agreement, including tort claims, shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

(b) Any party bringing a legal action or proceeding against another party arising out of or relating to this Agreement may bring the legal action or proceeding only in the United States District Court for the Southern District of Ohio and any of the courts of the State of Ohio, in each case sitting in Cincinnati, Ohio.

(c) Each of the Company and the Grantee waives, to the fullest extent permitted by law, (i) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any court of the State of Ohio sitting in Cincinnati, Ohio or the United States District Court for the Southern District of Ohio sitting in Cincinnati, Ohio, including, without limitation, a motion to dismiss on the grounds of forum non conveniens or lack of subject matter jurisdiction; and (ii) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

(d) Each of the Company and the Grantee submits to the exclusive jurisdiction (both personal and subject matter) of (i) the United States District Court for the Southern District of Ohio sitting in Cincinnati, Ohio and its appellate courts, and (ii) any court of the State of Ohio sitting in Cincinnati, Ohio and its appellate courts, for the purposes of all legal actions and proceedings arising out of or related to this Agreement.

20. Language. If the Grantee receives this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21. Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Grant Date.

MERIDIAN BIOSCIENCE, INC.

By:
Name: Melissa Lueke Title: Executive Vice President, Chief Financial Officer